UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2008

AIRSPAN NETWORKS INC.
(Exact name of registrant as specified in its charter)

Washington
(State or other jurisdiction of incorporation)

000-31031	75-2743995
(Commission file number)	(I.R.S. Employer Identification No.)

777 Yamato Road, Suite 310, Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip code)

(561) 893-8670
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On July 31, 2008, the Board of Directors of Airspan Networks Inc. appointed Mr. U. Shalev (age 50) as Chief Operating Officer of the Company effective August 1, 2008. Mr. Shalev previously served for more than five years as Vice President and General Manager for certain of the Company’s foreign operations. On August 5, 2008, the Company’s Compensation Committee approved a grant of 50,000 options to Mr. Shalev to purchase common shares of the Company at the closing price of the Common Stock on NASDAQ on August 8, 2008 (the third business day following the announcement of the Company’s second quarter earnings).

Except as describe herein, there are no arrangements or understandings between Mr. Shalev and the Company or any other persons pursuant to which Mr. Shalev was selected as an officer. Mr. Shalev does not have a family relationship with any director or executive officer of the Company. There are no relationships or related transactions between the Company and Mr. Shalev of the type required to be disclosed under Item 404(a) of Regulation S-K. The Company did not enter into or amend any material plan, contract or arrangement to which Mr. Shalev is a party or in which he participates in connection with his appointment, nor did he receive any grant or award, or modification of any previous grant or award, under any plan to which Mr. Shalev participates.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRSPAN NETWORKS INC.

By:	/s/ David Brant
David Brant
Senior Vice President and Chief Financial Officer

Date: August 7, 2008